Exhibit 10.21

RESTRICTIVE COVENANTS AGREEMENT

THIS RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is entered into as of February 18, 2003, by and between Tumbleweed Communications Corp., a Delaware corporation (the “Company”) and Tim Conley (“Shareholder”), a shareholder of Valicert, Inc., a Delaware corporation (“Valicert”).

RECITALS

A.    Valicert and the Company are engaged in the business of secure messaging and communication and document management (the “Business”).

B.    Shareholder is a significant stockholder and executive of Valicert and accordingly has acquired confidential and proprietary information relating to the business and operation of Valicert.

C.    Shareholder’s covenant not to compete with the Company, as reflected in this Agreement, is an essential inducement to the Company to enter into the transactions described in the Agreement and Plan of Merger dated as of February 18, 2003 (the “Merger Agreement”), among the Company, Valicert and a wholly owned subsidiary of the Company, Velocity Acquisition Sub, Inc. (the transactions contemplated by the Merger Agreement are referred to hereinafter as the “Merger”).

D.    Shareholder holds a substantial number of the issued and outstanding shares of stock of Valicert, for which he will receive valuable consideration as part of the transactions contemplated by the Merger Agreement, and therefore has a material economic interest in the consummation of the Merger.

E.    In order to protect the goodwill related to the Business, and as a condition of the Company entering into the Merger Agreement, Shareholder has agreed to the restrictive covenants set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder hereby covenants and agrees as follows:

1.    Noncompetition.

(a)        Shareholder and the Company agree that due to the nature of Shareholder’s association with Valicert, Shareholder has confidential and proprietary information relating to the Business and operations of Valicert and the Company. Shareholder acknowledges that such information is of extreme importance to the business of Valicert and the Company and will continue to be so after the Merger and that disclosure of such confidential information to others, especially the Company’s Competitors (as defined below), or the unauthorized use of such information by others would cause substantial loss and harm to the Company.

(b)    Shareholder and the Company further agree that the market for the Business is intensely competitive and that there are certain, identified companies that directly compete with the Company in the Business (the “Competitors”).

(c)    During the period which shall commence at the Closing (as that term is defined in the Merger Agreement) and shall terminate one (2) years from the date of the Closing (the “Restricted Period”), Shareholder shall not directly or indirectly (including without limitation, through any Affiliate (as defined below) of Shareholder), own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of or consultant of any of the Competitors listed on Exhibit A hereto.

(d)    Notwithstanding the foregoing provisions of Section 1(c) and the restrictions set forth therein, Shareholder may own securities in any of the Competitors that is publicly held corporation, but only to the extent that Shareholder does not own, of record or beneficially, more than 3% (three percent) of the outstanding beneficial ownership of any such Competitor.

(e)    “Affiliate” as used herein, means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such other person or entity.

2.    Nonsolicitation of the Company Employees.    During the Restricted Period, Shareholder shall not, without the prior written consent of the Company, knowingly solicit, request, cause or induce any person who is at the time an employee of or a consultant of the Company to leave the employ of or terminate such person’s relationship with the Company.

3.    Nondisparagement.    During the Restricted Period, Shareholder shall not knowingly disparage the business reputation of the Company (or its management team) or take any actions that are harmful to the Company’s goodwill with its customers, content providers, bandwidth or other network infrastructure providers, vendors, employees, the media or the public.

4.    Confidentiality.    Shareholder covenants that he will not, at any time, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company, Confidential Information (as hereinafter defined) of Valicert and/or the Company. As used herein, “Confidential Information” means information about Valicert and the Company of any kind, nature or description, including, but not limited to, any proprietary knowledge, trade secrets, data, formulae, employees, and client and customer lists and all documents, papers, resumes, and records (including computer records) which is disclosed to or otherwise known to the Shareholder as a direct or indirect consequence of his association with Valicert and his association with the Company in the context of the Merger. Shareholder acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and that such information gives the Company a competitive advantage in the Business. Shareholder further agrees to deliver to the Company, at the Company’s request, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written or electronic information (and all copies thereof) furnished by Valicert or the Company or created by Shareholder in connection with his association with Valicert and/or the Company.

5.    Injunctive Relief.    The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Shareholder of the provisions of Sections 1, 2, 3 or 4 of this Agreement, the Company shall be entitled to seek an injunction restraining Shareholder from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Shareholder.

6.    Reasonableness and Enforceability of Covenants.

(a)    The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Shareholder’s material economic interest in the transactions contemplated in the Merger Agreement as well as his position of confidence and trust as an executive employee of Valicert.

(b)    If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

(c)    Shareholder acknowledges that (i) as part of the Merger, the Company will be vested with the goodwill of, and will carry on, the Business that had been conducted by Valicert prior to the Merger; (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement and no reasonable person would enter into the transactions contemplated by the Merger Agreement without the benefit of the restrictive covenants herein, and (iii) the transactions contemplated by the Merger Agreement are designed and intended to qualify as a sale (or other disposition) by Shareholder of all of Shareholder’s interests in Valicert within the meaning of section 16601 of the Business and Professions Code of California (the “BPCC”), which section provides as follows:

§ 16601.        Sale of good will or corporation shares; agreement not to compete.    Any person who sells the goodwill of a business, or any Shareholder of a corporation selling or otherwise disposing of all his shares in said corporation, or any Shareholder of a corporation which sells (a) all or substantially all of its operating assets together with the goodwill of the corporation, (b) all or substantially all of the operating assets of a division or a subsidiary of the corporation together with the goodwill of such division or subsidiary, or (c) all of the shares of any subsidiary, may agree with the buyer to refrain from carrying on a similar business within a specified county or counties, city or cities, or a part thereof, in which the business so sold, or that of said corporation, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or shares from him, carries on a like business therein. For the purposes of this section, “subsidiary” shall mean any corporation, a majority of whose voting shares are owned by the selling corporation.

(d)    Shareholder further represents, warrants and agrees that (i) Shareholder has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement and the Merger Agreement; and (ii) Shareholder has read section 16601 of the BPCC, understands its terms and agrees that section 16601 of the BPCC applies in the context of the transactions contemplated by the Merger Agreement and this Agreement and such transactions are within the scope and intent of section 16601 and an exception to section 16600 of the BPCC and agrees to be fully bound by the restrictive covenants and the other agreements contained in this Agreement. Accordingly, Shareholder agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement.

7.    Severability.    If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

8.    Construction.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to principles of conflicts or choice of laws.

9.    Amendments and Waivers.    This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

10.    Entire Agreement.    This Agreement, together with the Merger Agreement and the ancillary documents executed in connection therewith, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

11.    Counterparts.    This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

12.    Section Headings.    The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

13.    Assignment.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the Company may assign their rights hereunder, without the consent of Shareholder, to any entity that acquires or succeeds to the Business.

14.    Further Assurances.    From time to time, at the Company’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

15.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the Company:

Tumbleweed Communications Corp.

700 Saginaw Drive

Redwood City, CA 94063

Attn: General Counsel

(b)    if to Shareholder:

to the address set forth below the name of Shareholder on the signature page hereof.

16.    Each Party the Drafter.    This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

17.    Defined Terms.    Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

TUMBLEWEED COMMUNICATIONS CORP.

By:	/s/ DOUGLAS A. SABELLA
Name:	Douglas A. Sabella
Title:	President and Chief Operating Officer

SHAREHOLDER

/s/ TIM CONLEY
TIM CONLEY

Address:

EXHIBIT A

Clearswift

Sigaba Corporation

Zix Corporation

Sterling Software

Symantec

Trend Micro Incorporated

Ironmail

Network Associates Inc.